Exhibit 99.1

      David Martin Elected Lead Director for Varian Medical Systems' Board;
           Samuel Hellman Named to Varian Board's Executive Committee

      PALO ALTO, Calif., Aug. 24 /PRNewswire-FirstCall/ -- The Varian Medical Systems, Inc. (NYSE: VAR) Board of Directors today announced that David W. Martin, Jr., M.D., has been elected Lead Director, replacing the late Terry R. Lautenbach who passed away suddenly in June. The Board has also named Samuel Hellman, M.D., to serve on its Executive Committee together with Dr. Martin and Board Chairman Richard M. Levy, Ph.D.

      Dr. Martin has served on the company's board since 1994, first with Varian Associates and then with Varian Medical Systems following the spin-off of the company's instruments and semiconductor equipment manufacturing businesses in 1999. In addition to serving Varian Medical Systems as Lead Director, Dr. Martin is serving on the Board's Executive, Audit, Nominating and Corporate Governance, Compensation and Management Development, Stock Grant, and Strategy and Technology committees.

      Dr. Hellman has served on the company's board since 1992. In addition to the Executive Committee, Dr. Hellman serves on the Nominating and Corporate Governance, Compensation and Management Development, and Strategy and Technology committees.

      Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,240 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion. Additional information is available on the company's web site at www.varian.com.

      For information contact:
      Spencer Sias, 650-424-5782
      spencer.sias@varian.com

                      SOURCE Varian Medical Systems, Inc.
                                 -0- 08/24/2004
    /CONTACT: Spencer Sias of Varian Medical Systems, Inc., +1-650-424-5782, or spencer.sias@varian.com/
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  BIO HEA MTC
SU:  PER